Exhibit 8.1

June 23, 2026

Office Properties Income Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Ladies and Gentlemen:

The following opinion is furnished to Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Current Report on Form 8-K containing the exhibit captioned “Material United States Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts” to be filed on the date hereof (the “Form 8-K”) under the Securities Exchange Act of 1934, as amended.

We have acted as counsel for the Company in connection with the preparation of the Form 8-K. We have reviewed originals or copies of such corporate records, such certificates and statements of officers of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the Company’s amended and restated declaration of trust, as amended, and its third amended and restated bylaws; (ii) the Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates, as filed on April 21, 2026 with the United States Bankruptcy Court for the Southern District of Texas (as such plan may have been amended, modified, or supplemented in accordance with its terms through the date hereof, the “Plan”); (iii) the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025 (the “Form 10-K”); (iv) the Company’s Quarterly Report on Form 10-Q for its quarterly period ended March 31, 2026 (the “Form 10-Q”, and together with the Form 10-K, the “Periodic Filings”); and (v) Exhibit 99.1 to the Form 8-K. For purposes of the opinion set forth below, we have assumed that any documents (other than documents which have been executed, delivered, adopted, or filed, as applicable, by the Company prior to the date hereof) that have been provided to us in draft form will be executed, delivered, adopted, and filed, as applicable, without material modification.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”), and upon the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “ERISA Laws”). No assurance can be given that Tax Laws or ERISA Laws will not change. In the discussions with respect to Tax Laws matters and ERISA Laws matters in Exhibit 99.1 to the Form 8-K, certain assumptions have been made therein and certain conditions and qualifications have been expressed therein, all of which assumptions, conditions, and qualifications are incorporated herein by reference. With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy, and completeness of: (i) the information set forth in the Plan, the Periodic Filings, and in any exhibits thereto or any documents incorporated therein by reference; and (ii) representations made to us by officers of the Company or contained in the Plan, the Periodic Filings, and in any exhibits thereto or any documents incorporated therein by reference, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”. We have not independently verified such information.

Office Properties Income Trust

June 23, 2026

We have relied upon, but not independently verified, the foregoing assumptions. If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Plan, the Periodic Filings, or in any exhibits thereto or any documents incorporated therein by reference have been or are consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing: (i) we are of the opinion that the discussions with respect to Tax Laws matters and ERISA Laws matters in Exhibit 99.1 to the Form 8-K in all material respects are, subject to the limitations set forth therein, the material Tax Laws considerations and the material ERISA Laws considerations relevant to holders of the securities of the Company discussed therein (the “Securities”); and (ii) we hereby confirm that the opinions of counsel referred to in said Exhibit represent our opinions on the subject matters thereof.

Our opinion above is limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions. Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in Tax Laws or ERISA Laws.

This opinion is rendered to you in connection with the filing of the Form 8-K. Purchasers and holders of the Securities are urged to consult their own tax advisors or counsel, particularly with respect to their particular tax consequences of acquiring, holding, and disposing of the Securities, which may vary for investors in different tax situations. We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 8-K and to the references to our firm in the Form 8-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP